Exhibit 99.1

Greatbatch, Inc. Reports 2011 First Quarter Results

CLARENCE, N.Y.--(BUSINESS WIRE)--April 28, 2011--Greatbatch, Inc. (NYSE: GB), today announced results for its first quarter ended April 1, 2011:

  Sales were a record $148.8 million, led by growth in Orthopaedics (+34%), Vascular Access (+28%) and Electrochem (+19%).
  Higher revenue drove a 25% increase in adjusted operating income, which was 12.6% of sales.
  GAAP diluted EPS were $0.51 per share, which included a $4.5 million ($3.0 million net-of-tax or $0.13 per diluted share) gain from the sale of a cost method investment.
  Adjusted diluted EPS increased 44% to $0.46 per share.
  Cash flows from operations increased 18% to $25 million for the quarter.

	Three Months Ended
(Dollars in thousands, except per share data)	April 1,	April 2,	%	Dec. 31,	%
	2011	2010	Change	2010	Change
Sales	$148,834	$132,029	13%	$133,111	12%

GAAP Operating Income	$17,966	$13,996	28%	$24,512	-27%
GAAP Operating Income as % of Sales	12.1%	10.6%		18.4%

Adjusted Operating Income*	$18,723	$14,988	25%	$17,758	5%
Adjusted Operating Income as % of Sales	12.6%	11.4%		13.3%

GAAP Diluted EPS	$0.51	$0.24	113%	$0.59	-14%
Adjusted Diluted EPS*	$0.46	$0.32	44%	$0.46	-

* See Tables A and B at the end of this release for a reconciliation of GAAP to adjusted amounts.

CEO Comments

“We are pleased with the results for the first quarter, which exceeded our plans,” stated Thomas J. Hook, President & CEO, Greatbatch, Inc. “Our diversified revenue base helped us to deliver record sales for the quarter and put us well on our way to meeting our financial targets for the year. At our Investor Day in March, we provided further insight into our strategy of delivering complete medical devices to our customers, which is designed to raise the growth and profitability profile of our Company. I am happy to report that during the quarter we began to see the first revenues from this strategy. We look forward to keeping you apprised of our progress towards achieving our medical device objectives.”

First Quarter Results

First quarter 2011 sales grew 13% over the prior year period to a record $148.8 million, reflecting double digit growth in our Vascular Access, Orthopaedic and Electrochem product lines. Compared to the 2010 fourth quarter, sales increased 12%. This strong growth reflects the benefits of our diversified revenue base, as well as the investments made over the last several years to add to our capabilities and to implement our medical device strategy. First quarter results also included the impact of foreign currency fluctuations, which benefitted sales by approximately $1 million compared to the prior year. As expected, revenues from our CRM and Neuromodulation product line remained stable during the quarter, increasing 1% over the prior year period.

Gross profit was $47.2 million, or 31.7% of sales, in the first quarter of 2011, compared to $41.7 million, or 31.6% of sales, for the comparable 2010 period. This improvement resulted primarily from the higher sales volumes discussed above and various lean initiatives put in place over the past year partially offset by a higher mix of lower margin Orthopaedic revenues, price concessions made to our larger OEM customers near the end of 2010, and higher performance-based compensation due to our stronger financial results.

Selling, general and administrative (“SG&A”) expenses were $18.6 million, or 12.5% of sales, for the first quarter of 2011 compared to $15.7 million, or 11.9% of sales, for the same period of 2010. The majority of this increase was also due to an increase in performance-based compensation.

Net research, development and engineering costs (“RD&E”) for the 2011 first quarter were $10.4 million compared to $11.0 million for the comparable 2010 period. First quarter 2011 results include higher cost reimbursements from customers of $0.9 million, which was primarily due to the achievement of contractual milestones on two of the Company’s medical device products. During the first quarter of 2011, we incurred $4.8 million of RD&E expenses related to the development of medical devices, which included approximately $0.6 million of design verification testing (“DVT”) costs in connection with the QiG Group’s neuromodulation platform. Excluding these additional DVT expenses and cost reimbursements, RD&E costs remained consistent with the prior year quarter, as the Company continues to invest resources in developing complete medical devices for its OEM customers.

GAAP operating income for the first quarter of 2011 was $18.0 million, compared to $14.0 million for the 2010 first quarter. Similarly, adjusted operating income was $18.7 million, or 12.6% of sales in the first quarter of 2011, compared to $15.0 million, or 11.4% of sales, for the comparable 2010 period. See Table A at the end of this release for a reconciliation of GAAP operating income to adjusted operating income and the “Use of Non-GAAP Financial Information” section below.

The 2011 first quarter GAAP and adjusted effective tax rates were 33.0% and 32.8%, respectively, compared to 35.0% for the same periods of 2010. The 2011 effective tax rates include the benefit of the R&D tax credit, which was reinstated in the fourth quarter of 2010 and extends through the end of 2011.

GAAP and adjusted diluted EPS for the first quarter 2011 were $0.51 and $0.46 per share, respectively, compared to $0.24 and $0.32 per share, respectively, for the first quarter 2010. As previously disclosed, the 2011 GAAP amounts include a $4.5 million ($3.0 million net-of-tax) gain from the sale of a cost method investment. See Table B at the end of this release for a reconciliation of GAAP net income to adjusted net income and the “Use of Non-GAAP Financial Information” section below.

Cash flows from operations for the first quarter of 2011 were $25 million, an increase of 18% over the prior year. We currently expect that cash flow from operations will be used to support continued RD&E investment, capital expenditures and to further pay down debt.

CFO Comments

“During the quarter, we continued to execute on our long-term strategy, which is being enabled by our strong financial performance” commented Thomas J. Mazza, Senior Vice President & CFO. “The initiatives we have implemented over the last several years have provided us with an efficient manufacturing base, which more than accommodated the increased volume during the current quarter and helped offset continued pricing pressure from our customers. As a result, we are off to a solid start for 2011. With that said, as we all know, one quarter does not make a year and we still have a lot of hard work ahead of us given the market dynamics we are facing. We are cautiously optimistic for 2011 and at this point believe that we are trending towards the higher end of our guidance.”

Product Line Sales
The following table summarizes the Company’s sales by major product lines (dollars in thousands):

	Three Months Ended
	April 1,	April 2,	%	Dec. 31,	%
Product Line	2011	2010	Change	2010	Change
Greatbatch Medical
CRM/Neuromodulation	$78,037	$76,925	1%	$78,382	-
Vascular Access	10,474	8,166	28%	9,768	7%
Orthopaedic	39,589	29,442	34%	30,773	29%
Total Greatbatch Medical	128,100	114,533	12%	118,923	8%
Electrochem	20,734	17,496	19%	14,188	46%
Total sales	$148,834	$132,029	13%	$133,111	12%

Greatbatch Medical

CRM and Neuromodulation sales for the first quarter 2011 increased 1% compared to the prior year period and were consistent with the sequential 2010 fourth quarter. During the quarter, CRM revenue included the benefit of customer inventory builds to support their product launches and continued to be impacted by pricing pressures, as well as the overall slowdown in the underlying market.

First quarter 2011 sales for the Vascular Access product line increased 28% to $10.5 million, compared to prior year sales of $8.2 million, primarily due to increased introducer sales. First quarter 2010 introducer sales includes the impact of customer inventory reduction programs, which are now complete, and ordering patterns have returned to a more normalized level. Additionally, Vascular Access sales for the first quarter of 2011 were significant in that they included our first sales of medical devices that were developed under the Greatbatch name, although individually they were not material in amount.

Orthopaedic product line sales of $39.6 million for the first quarter 2011 were 34% above the $29.4 million for the comparable 2010 period and were at their highest level in three years. This increase occurred across all of our products, which benefitted from moderate Orthopaedic market growth, customer inventory builds and customer product launches. Additionally, the investments we have made in our operations and expanded capabilities continue to deliver new business. First quarter 2011 Orthopaedic sales also included the impact of foreign currency exchange rate fluctuations, which increased sales by approximately $1.0 million compared to the prior year period.

Electrochem

First quarter 2011 sales for the Electrochem business segment increased 19% to $20.7 million compared to $17.5 million in the first quarter 2010. During the quarter, Electrochem sales benefitted as customers in our energy markets began to rebuild inventory levels, which were depleted at the end of last year. Additionally, Electrochem sales benefitted from the timing of inventory pulls by customers in our environmental markets, which received funding earlier than anticipated.

Financial Guidance

At this time, we are reaffirming our revenue, adjusted operating income as a percentage of sales and adjusted diluted EPS guidance provided at the beginning of the year. Given the results for the first quarter, as well as our expectations for the remainder of the year, we believe that our results are trending towards the higher end of the ranges provided.

Conference Call

The Company will host a conference call on Thursday, April 28, 2011 at 5:00 p.m. EDT to discuss these results. The scheduled conference call will be webcast live and is accessible through the Company’s website at www.greatbatch.com. An audio replay will also be available beginning from 8:00 p.m. EDT on April 28, 2011 until May 5, 2011. To access the replay, dial 888-286-8010 (U.S.) or 617-801-6888 (International) and enter the passcode 72638703.

About Greatbatch, Inc.

Greatbatch, Inc. (NYSE: GB) provides top-quality technologies to industries that depend on reliable, long-lasting performance through its brands Greatbatch Medical, Electrochem and QiG Group. Greatbatch Medical develops and manufactures critical medical device technologies for the cardiac, neurology, vascular and orthopaedic markets. Electrochem designs and manufactures battery and wireless sensing technologies for high-end niche applications in the energy, military, portable medical, and other markets. The QiG Group empowers the design and development of new medical devices for our core markets. Additional information about the Company is available at www.greatbatch.com.

Use of Non-GAAP Financial Information

In addition to our results reported in accordance with GAAP, we provide adjusted operating income and margin, adjusted net income and adjusted earnings per diluted share. These adjusted amounts consist of GAAP amounts excluding the following adjustments to the extent occurring during the period: (i) acquisition-related charges, (ii) facility consolidation, manufacturing transfer and system integration charges, (iii) asset write-down and disposition charges, (iv) severance charges in connection with corporate realignments or a reduction in force (v) litigation charges and gains, (vi) the impact of non-cash charges to interest expense due to the accounting change governing convertible debt, (vii) unusual or infrequently occurring items, (viii) certain R&D expenditures (such as medical device DVT expenses), (ix) gain/loss on the sale of investments and (x) the income tax (benefit) related to these adjustments. Adjusted earnings per diluted share were calculated by dividing adjusted net income for diluted earnings per share by diluted weighted average shares outstanding. We believe that the presentation of adjusted operating income and margin, adjusted net income and adjusted diluted earnings per share provides important supplemental information to management and investors seeking to understand the financial and business trends relating to our financial condition and results of operations.

Forward-Looking Statements

Some of the statements in this press release, including the information provided under the caption “Financial Guidance,” are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended, and involve a number of risks and uncertainties. These statements can be identified by terminology such as “may,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” or the negative of these terms or other comparable terminology. These statements are based on the Company’s current expectations. The Company’s actual results could differ materially from those stated or implied in such forward-looking statements. Risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements include, among others, the following matters affecting the Company: our dependence upon a limited number of customers; customer ordering patterns; product obsolescence; our inability to market current or future products; pricing/vertical integration pressure from customers; our ability to timely and successfully implement our cost reduction and plant consolidation initiatives; our reliance on third party suppliers for raw materials, products and subcomponents; our inability to maintain high quality standards for our products; challenges to our intellectual property rights; product liability claims; our inability to successfully consummate and integrate acquisitions and to realize synergies; our unsuccessful expansion into new markets; our ability to realize a return on our substantial RD&E investments, including system and device products; our inability to obtain licenses to key technology; regulatory changes or consolidation in the healthcare industry; global economic factors including currency exchange rates and interest rates; the resolution of various legal actions and other risks and uncertainties described in the Company’s Annual Report on Form 10-K and in other periodic filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

Table A: Operating Income Reconciliation:

A reconciliation of GAAP operating income to adjusted amounts is as follows (in thousands):

	Three Months Ended
	April 1,	April 2,
	2011	2010
Operating income as reported	$17,966	$13,996
Adjustments:
Medical device DVT expenses (RD&E)	590	-
Consolidation costs	239	320
Integration expenses	-	122
Asset dispositions and other	(72)	550
Adjusted operating income	$18,723	$14,988
Adjusted operating margin	12.6%	11.4%

Table B: Net Income and Diluted EPS Reconciliation

A reconciliation of GAAP net income and diluted EPS to adjusted amounts is as follows (in thousands, except per share amounts):

	Three Months Ended
	April 1,	April 2,
	2011	2010
Income before taxes as reported	$17,827	$8,534
Adjustments:
Medical device DVT expenses (RD&E)	590	-
Gain on sale of cost method investment	(4,549)	-
Consolidation costs	239	320
Integration expenses	-	122
Asset dispositions and other	(72)	550
CSN II conversion option discount amortization	2,062	1,914
Adjusted income before taxes	16,097	11,440
Adjusted provision for income taxes	5,278	4,004
Adjusted net income	$10,819	$7,436
Adjusted diluted EPS	$0.46	$0.32
Number of shares	23,587	23,907

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - Unaudited
(in thousands except per share data)

	Three Months Ended
	April 1,	April 2,
	2011	2010

Sales	$148,834	$132,029
Cost of sales	101,664	90,365
Gross profit	47,170	41,664
Operating expenses:
Selling, general and administrative expenses	18,649	15,652
Research, development and engineering costs, net	10,388	11,024
Other operating expenses, net	167	992
Total operating expenses	29,204	27,668
Operating income	17,966	13,996
Interest expense	4,274	5,148
Interest income	(8)	(2)
Gain on sale of cost method investment	(4,549)	-
Other expense, net	422	316
Income before provision for income taxes	17,827	8,534
Provision for income taxes	5,883	2,987
Net income	$11,944	$5,547
Earnings per share:
Basic	$0.51	$0.24
Diluted	$0.51	$0.24

Weighted average shares outstanding:
Basic	23,200	23,044
Diluted	23,587	23,907

CONDENSED CONSOLIDATED BALANCE SHEETS - Unaudited
(in thousands)

	As of
ASSETS	April 1,	December 31,
	2011	2010
Current assets:
Cash and cash equivalents	$51,678	$22,883
Accounts receivable, net	81,964	70,947
Inventories	102,738	101,440
Refundable income taxes	-	2,763
Deferred income taxes	7,265	7,398
Prepaid expenses and other current assets	6,400	6,078
Total current assets	250,045	211,509
Property, plant and equipment, net	146,949	146,380
Amortizing intangible assets, net	73,148	75,114
Trademarks and tradenames	20,288	20,288
Goodwill	308,123	307,451
Deferred income taxes	2,249	2,427
Other assets	7,740	13,807
Total assets	$808,542	$776,976

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$37,318	$27,989
Income taxes payable	2,081	-
Deferred income taxes	607	514
Accrued expenses and other current liabilities	32,587	32,084
Total current liabilities	72,593	60,587
Long-term debt	223,145	220,629
Deferred income taxes	64,957	64,290
Other long-term liabilities	4,756	4,641
Total liabilities	365,451	350,147
Stockholders’ equity:
Preferred stock	-	-
Common stock	23	23
Additional paid-in capital	299,817	298,405
Treasury stock	(1,048)	(1,469)
Retained earnings	131,344	119,400
Accumulated other comprehensive income	12,955	10,470
Total stockholders’ equity	443,091	426,829
Total liabilities and stockholders’ equity	$808,542	$776,976

CONTACT:
Greatbatch, Inc.
Marco Benedetti, 716-759-5856
Corporate Controller & Treasurer
mbenedetti@greatbatch.com